Exhibit 99.2

LETTER TO DTC PARTICIPANTS

CHENIERE ENERGY PARTNERS, L.P.

OFFER TO EXCHANGE UP TO

$1,100,000,000 OF 5.625% SENIOR NOTES DUE 2026

(CUSIP NOS. 16411Q AD3)

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

FOR

$1,100,000,000 OF 5.625% SENIOR NOTES DUE 2026

(CUSIP NOS. 16411Q AC5 AND U16353 AB7)

THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Cheniere Energy Partnership, L.P., a Delaware limited partnership (the “Partnership”), is offering, subject to the terms and conditions set forth in its prospectus, dated                , 2019 (the “Prospectus”), relating to the offer (the “Exchange Offer”) of the Partnership to exchange up to $1,100,000,000 of its 5.625% Senior Notes due 2026 (CUSIP No. 16411Q AD3) (the “New Notes”), that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 5.625% Senior Notes due 2026 (CUSIP Nos. 16411Q AC5 and U16353 AB7) (the “Old Notes”), that have not been registered under the Securities Act. The Exchange Offer is being extended to all holders of the Old Notes in order to satisfy certain obligations of the Partnership contained in the Registration Rights Agreement, dated as of September 11, 2018, by and between the Partnership and the Initial Purchasers party thereto. The New Notes are substantially identical to the Old Notes, except that the transfer restrictions, registration rights and provisions for additional interest applicable to the Old Notes do not apply to the New Notes.

Please contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	the Prospectus;

2.	a Letter of Transmittal for your use and for the information of your clients;

3.

a form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4.	return envelopes addressed to the Exchange Agent.

Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, New York City time, at the end of                , 2019, unless the Exchange Offer is extended (such time and date as it may be extended, the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Partnership that:

•

the New Notes acquired in exchange for Old Notes pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes whether or not such person is the undersigned;

•	neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of New Notes within the meaning of the Securities Act;

•

neither the holder nor any such other person is an “affiliate” (as defined in Rule 405 under the Securities Act) of the Partnership or of any of the subsidiary guarantors named in the Prospectus or is a broker-dealer tendering Old Notes acquired directly from the Partnership for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it may be a statutory underwriter and it will deliver a prospectus in connection with any resale of such New Notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

•

tender the Old Notes by sending the certificates for the Old Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the Exchange Agent at the address listed in the Prospectus under the caption “The Exchange Offer—Exchange Agent”; or

•

tender the Old Notes by using the book-entry procedures described in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering” through The Depository Trust Company’s Automated Tender Offer Program.

The Partnership will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Partnership will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes in the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Cheniere Energy Partners, L.P.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON BECOMING AN AGENT OF CHENIERE ENERGY PARTNERS, L.P. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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